UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN SECURITIES

Pursuant to Section 12(b) or 12(g) of the

Securities Exchange Act of 1934

Pacific Sunwear of California, Inc.

(Exact name of registrant as specified in its charter)

California	95-3759463
(State of incorporation or organization)	(IRS Employer Identification No.)

3450 East Miraloma Avenue Anaheim, CA	92806-2101
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration file number to which this form relates:	N/A
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:	None.

Securities to be registered pursuant to Section 12(g) of the Act:	None.

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Registration Statement on Form 8-A filed by Pacific Sunwear of California, Inc. (the “Company”) with the Securities and Exchange Commission on December 8, 2011 is incorporated herein by reference and is hereby amended and supplemented by adding the following:

On March 22, 2013, the Board of Directors of the Company approved and the Company entered into Amendment No. 1 (the “Amendment”) to the Shareholder Protection Rights Agreement, dated as of December 7, 2011 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent.

The Amendment changed the expiration time of the Rights Agreement to the close of business on March 22, 2013. Accordingly, as of the close of business on March 22, 2013, the rights issued under the Rights Agreement expired and were no longer outstanding and the Rights Agreement was terminated.

*        *        *         *

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2013, and to the Rights Agreement, a copy of which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2012, each of which is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number	Description

(4.1)	Shareholder Protection Rights Agreement, which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the Certificate of Determination of Preferences of Series A Junior Participating Preferred Stock. (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 8, 2011).

(4.2)	Amendment No. 1 to the Shareholder Protection Rights Agreement, dated as of March 22, 2013, between the Company and Computershare Trust Company, N.A., as rights agent. (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

PACIFIC SUNWEAR OF CALIFORNIA, INC.

Date: March 26, 2013	By:	/s/ Craig E. Gosselin
		Name:	Craig E. Gosselin
		Title:	Senior Vice President, General Counsel and Human Resources

EXHIBIT INDEX

Exhibit No.	Description

(4.1)	Shareholder Protection Rights Agreement, which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the Certificate of Determination of Preferences of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 8, 2011).

(4.2)	Amendment No. 1 to the Shareholder Protection Rights Agreement, dated as of March 22, 2013, between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2013).